SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

General Motors Company

(Name of Registrant as Specified In Its Charter)

Greenlight Capital, Inc.

Greenlight Capital, L.P.

DME Advisors, LP,

DME Advisors GP, LLC

DME Capital Management, LP

Greenlight Capital Qualified, LP

Greenlight Capital (Gold), LP

Greenlight Capital Offshore Partners

Greenlight Capital Offshore Master (Gold), Ltd.

Greenlight Masters, LLC

Greenlight Masters Partners

David Einhorn

Leo Hindery, Jr.

Vinit Sethi

William N. Thorndike, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREENLIGHT CAPITAL SENDS LETTER TO GM SHAREHOLDERS HIGHLIGHTING ONGOING PROBLEM OF GM’S STAGNANT SHARE PRICE

Fresh Thinking and New Perspectives are Needed at the Board Level to Address
GM’s Valuation Gap

Urges Shareholders to Vote the GREEN Proxy Card FOR Greenlight’s Three Highly Qualified Director Nominees and FOR Greenlight’s Proposal

NEW YORK – May 15, 2017 – Greenlight Capital, Inc. and its affiliates (“Greenlight”), who own 3.6% of the common stock of General Motors Company (NYSE: “GM”) (the “Company”) making it the fifth largest public shareholder, is mailing a letter today to GM shareholders highlighting the gap between GM’s stagnant share price and its intrinsic value. Notably, GM completed its IPO at $33 per share in 2010, and today its shares trade at about $34.  Meanwhile, the S&P 500 has more than doubled during that time. GM’s Board of Directors does not seem to have a plan to address the persistently low valuation of GM’s stock.

Greenlight urges all GM shareholders to vote the GREEN proxy card in favor of its plan to split GM’s common stock into two classes of common equity, potentially unlocking billions of dollars in shareholder value, and to support Greenlight’s three highly qualified Director nominees, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr., who will bring desperately needed fresh thinking and new perspectives to the Board.

Shareholders can access all the materials related to Greenlight’s proxy solicitation at www.UnlockGMValue.com.

The full text of the letter is below.

May 15, 2017

To Our Fellow Shareholders of General Motors Company:

It has been six and a half years since General Motors Company (“GM” or the “Company”) completed its initial public offering at $33 per share. And despite what the Company calls its “26th consecutive quarter of strong results,” GM’s stock currently trades at about $34. The S&P 500 index has more than doubled in that time.

As best we can tell, GM does not recognize its $34 stock price is a problem and has no plan to address the discount to its intrinsic value. Shareholders should not be as complacent or content as GM’s management and its Board of Directors have been in addressing this discount.

We encourage you to take action and vote for change at GM.

At this year’s Annual Meeting of Shareholders, Greenlight Capital and its affiliates (“Greenlight”) have nominated three outstanding candidates for the GM Board and are seeking support for a resolution that calls upon the Board to split GM’s common stock into two classes of common equity (the “Plan”), that we believe would unlock tens of billions of dollars in value for shareholders.

Our nominees will bring new perspectives and fresh thinking to the Board and a critical focus on translating the operating performance of GM’s business into a higher stock price for shareholders. We believe our Plan will solve GM’s capital structure issue contributing to the stock’s discounted value, and expand the market for the Company’s common stock. More information about our director candidates and the Plan is available in our proxy statement and our shareholder presentation, both of which can be accessed at www.UnlockGMValue.com.

GM has asked you to maintain the status quo by voting for its nominees and against our Plan. Their principal argument is that they are continuing to sell vehicles and generate profits. And while that is undeniable, it is also undeniable that:

  GM’s operating performance has not translated into value for shareholders, with total shareholder returns since GM’s IPO averaging just 2% per year.
  GM has the lowest price-to-earnings (P/E) ratio of any of the 500 companies in the S&P 500. It ranks 500 out of 500. It also trades at a lower P/E ratio than all but one of its global industry peers and substantially lower than its closest competitor, Ford.
  GM’s management team and directors have not articulated any strategy or action they believe they can take – other than waiting for the Company to survive through the next down cycle – to drive the Company’s valuation closer to its intrinsic value or to otherwise generate higher returns for shareholders.
  The Company’s CFO recently sold over 20% of his GM stock, reflecting a resignation to today’s low stock price and lack of optimism for the future valuation.

The current directors – who collectively own little stock and whose strategy can be summarized as “wait and see” – seemingly believe that “the market” will one day potentially reflect GM’s true value.

One thing we can assure you: Our nominees for the GM Board are not content merely to wait for the capital markets to someday recognize and fully value the operating performance of the Company. Instead, our nominees believe there are actions that can be taken by the Company immediately to address the inefficient capital structure and make GM’s stock more attractive to investors, including by implementing our Plan.

We believe this Plan is one of a number of actions the GM Board should be considering to improve GM’s valuation and drive returns for shareholders. But GM is instead doing nothing and asking you to simply be patient and to vote against the Plan. Indeed, if GM has a strategy to change the trajectory of the stock’s six-plus year sideways performance or increase its embarrassing, bottom-of-the-S&P 500 P/E ratio, we have not heard it.

We encourage you to vote for our nominees – Leo Hindery, Jr., Vinit Sethi and William N. Thorndike, Jr. – who will bring their exceptional backgrounds in operating large and complex companies, investing in the capital markets, and evaluating capital structures into the GM boardroom. Our nominees have the background, determination and skills to help us all. They will not stand by and wait for better days; they will seek to unlock value for all GM shareholders now. Please return the enclosed GREEN proxy card today – or vote online or by phone – to bring these fresh perspectives onto the GM Board.

We recommend you do not vote on GM’s white proxy card of surrender. While GM and its directors may be resigned to the Company’s stock price, valuation and shareholder returns, we will not surrender to that thinking. Neither should you.

Sincerely,

/S/ David Einhorn

If you have already submitted a white proxy card to GM, it is not too late to change your vote.  To revoke your prior proxy, simply submit a GREEN proxy card or vote by phone or internet.  Follow the instructions on the voting instruction card. If you have any questions about how to vote, please contact our proxy solicitor, D.F. King at 1- (800) 252-8173 or email to gm@dfking.com.

About Greenlight Capital

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive.  Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “CAN”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “WOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED

PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.